Exhibit 10.15

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is executed as of the Execution Date (as defined in Section 1 below) but made effective as of March 5, 2019, between PHOENIX PARENT HOLDINGS INC., a Delaware corporation (the “Company”), and JON B. ROUSSEAU (the “Employee”).

RECITALS:

WHEREAS, Res-Care, Inc., a subsidiary of Onex ResCare Holdings Corp. (“Holdings”), entered into an employment agreement with the Employee, dated as of September 28, 2016 (the “Prior Agreement”), and pursuant to the terms of the Prior Agreement, the Employee served as Res-Care, Inc.’s President and Chief Executive Officer;

WHEREAS, the Company entered into that Agreement and Plan of Merger, dated December 10, 2018, by and among the Company, Cardinal Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Holdings, and Onex Partners GP Inc., as the equity holder representative (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Holdings, with Holdings being the surviving corporation (the “Merger);

WHEREAS, in connection with the Merger, the Company desires to employ the Employee as President and Chief Executive Officer of the Company and to enter into this Employment Agreement, which will embody the terms of the Employee’s employment, and the Employee desires to serve the Company as President and Chief Executive Officer pursuant to the terms of this Employment Agreement; and

WHEREAS, should the closing of the Merger fail to occur for any reason, this Employment Agreement shall be null and void and have no effect, and any rights and obligations of the parties hereunder shall automatically terminate.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT:

1. Employment and Term. The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions herein set forth for an initial term commencing effective March 5, 2019 (the “Commencement Date”), and ending on December 31, 2023, subject to earlier termination only in accordance with the express provisions of this Employment Agreement (“Initial Term”). This Employment Agreement shall be automatically extended for successive periods of one (1) year each (the “Additional Term(s)”) on the same terms and conditions unless not less than sixty (60) days prior to the last day of the Initial Term or the then effective Additional Term, as applicable, either the Company or the Employee gives written notice to the other of such party’s intent to not so extend the Term. The Initial Term and any effective Additional Terms shall be collectively referred to as the “Term.” For purposes of this Employment Agreement, the term “Execution Date” shall mean the later of (i) the date this Employment Agreement is signed by the Employee and (ii) the date this Employment Agreement is signed on behalf of the Company.

2. Duties.

(a) Employment as President and Chief Executive Officer of the Company. During the Term, the Employee shall serve as the President and Chief Executive Officer of the Company. In addition, during the Term, the Employee shall be elected (or, following an initial public offering, shall be nominated to be) a director of the Board of Directors of the Company (the “Board”). During the Term, subject to the supervision and control of the Board, the Employee shall have the responsibility for management and oversight of the Company, its subsidiaries and all of the operations of the Company and its subsidiaries and shall perform such additional duties as may be prescribed from time to time by the Board, including, without limitation, serving as an officer or director of the Company and/or one or more subsidiaries or affiliates of the Company, if elected to such positions, without any additional salary or other compensation.

(b) Time and Effort. The Employee shall devote his best efforts on a full-time basis and all of his business time, energies and talents exclusively to the business of the Company and to no other business during the Term; provided, however, that subject to the restrictions in Section 7 hereof, the Employee may (i) invest his personal assets in such form or manner as will not require his services in the operation of the affairs of the entities in which such investments are made, (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for him to continue to maintain his current level of participation in various civic and charitable activities, and (iii) subject to satisfactory performance of the duties described in Section 2(a) of this Employment Agreement, devote such time as may be reasonably required for him to serve as a director on various non-profit boards of directors. Any service by the Employee during the Term on any for-profit boards of directors shall be subject to the prior approval of the Board, which shall not be unreasonably withheld, conditioned or delayed.

(c) Employee Certification of Eligibility. If required by the Company, not less frequently than annually and upon the termination of the Employee’s employment hereunder for any reason other than the Employee’s death, the Employee shall execute and deliver to the Chairman of the Board (the “Chairman”) and/or any other authorized officer designated by the Company a certificate confirming, to the best of the Employee’s knowledge, that the Employee remains eligible for employment with the Company. If required, this same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies and shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay to the Employee during the Term an annual salary (the “Base Salary”), which initially shall be $800,000. The Base Salary shall be due and payable in substantially equal bi-weekly installments or in such other installments as may be necessary to comport with the Company’s normal pay periods for all employees. The Base Salary may be adjusted from time to time for changes in the Employee’s responsibilities or for market adjustments. During the Term, the Company shall review the Base Salary for increase at least annually.

(b) Incentive Plan. During the Term, the Employee shall be eligible for incentive compensation in accordance with the bonus program established by the Board or the Compensation Committee thereof (the “Compensation Committee”) for the Employee (the “Incentive Plan”) each year. The target amount payable under the Incentive Plan to the Employee for each full calendar year during the Term shall equal one hundred percent (100%) of the Base Salary actually earned by the Employee for such calendar year (the “Target Incentive Bonus”). The maximum amount payable under the Incentive Plan to the Employee for each full calendar year during the Term shall equal two hundred percent (200%) of the Base Salary actually earned by the Employee for such calendar year. Any annual incentive earned by the Employee pursuant to this paragraph (b) shall be paid by the Company in cash to the Employee in the year following the year for which it is earned, and not later than the later of (x) seventy-four (74) days after the end of the applicable calendar year or (y) the date of delivery to the Company of the audited consolidated financial statements of the Company and its subsidiaries for such calendar year, provided that the Employee remains employed through December 31 of the year for which the incentive bonus is earned. Any amounts earned by the Employee under the Incentive Plan shall be hereinafter referred to as the “Incentive Bonus.”

(c) Vacation; Participation in Benefit Plans. During the Term, the Employee shall be entitled annually to at least twenty-six (26) days of Paid Time Off (“PTO”) (paid vacation, paid holidays, personal leave and sick leave) in accordance with the Company’s policies, plans and regular practices, as may be modified from time to time. Upon termination of the Employee’s employment for any reason, any accrued but unused PTO accumulated by the Employee shall be paid out to the Employee through the Date of Termination. During the Term, the Employee shall be entitled to participate in all employee benefit plans and programs (including but not limited to paid time off policies, retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs. The Company reserves the right to amend, modify or terminate in their entirety any of such programs and plans.

(d) Out-of-Pocket Expenses. The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee’s duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse him for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the Chairman. In addition, the Company shall reimburse the Employee for his annual Young

Presidents’ Organization membership dues and for the Employee’s reasonable, documented attorneys’ fees incurred in connection with the review and negotiation of this Employment Agreement and any equity or equity-based arrangements entered into in connection with the Merger. In the event that the COBRA Subsidy (as hereinafter defined) or any payments under this paragraph (d) are taxable to the Employee, the Company shall pay the Employee such additional amounts as are necessary to cover such tax liability as well as the taxes on such additional amounts.

(e) Withholding of Taxes; Income Tax Treatment. If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with the exercise, vesting or settlement of any equity-based awards or payment of any bonus or benefit), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:

(i) withholding an amount necessary to satisfy such withholding requirement from the Employee’s compensation or benefit; or

(ii) conditioning the payment or transfer of such compensation or benefit upon the Employee’s payment to the Company of an amount sufficient to satisfy such withholding requirement.

The Employee agrees that he will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.

(f) The Company and the Employee each acknowledge that amounts paid under this Section 3 are subject to any policy on the recovery of compensation (i.e., a so-called “clawback policy”), as it exists now or as later adopted, and as thereafter amended from time to time.

4. Termination. The Employee’s employment hereunder may be terminated under this Employment Agreement as follows, subject to the Employee’s rights pursuant to Section 5 hereof:

(a) Death. The Employee’s employment hereunder shall terminate upon his death.

(b) Disability. The Employee’s employment shall terminate hereunder at the earlier of (i) immediately upon the Company’s determination (conveyed by a Notice of Termination (as defined in paragraph (f) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee’s absence from his duties hereunder for one hundred and eighty (180) days. “Permanent disability” for purposes of this Employment Agreement shall mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee’s duties hereunder, which is expected to continue for one hundred and eighty (180) days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

(c) Cause. The Company may terminate the Employee’s employment hereunder for Cause. For purposes of this Employment Agreement, the Company shall have “Cause” to terminate the Employee’s employment because of the Employee’s (i) intentional personal dishonesty to the material detriment of the Company; (ii) intentional misconduct; (iii) breach of fiduciary duty involving personal profit; (iv) willful failure to perform his duties under this Employment Agreement; (v) conviction of, or plea of guilty or nolo contendere to, any (x) felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Executive’s duties to the Company or otherwise result in material injury to the reputation or business of the Company; or (vi) breach of any provision of this Employment Agreement. Notwithstanding the foregoing, the occurrence of an event set forth in clause (i), (iv) or (vi) specified above shall not constitute Cause unless the Company gives the Employee written notice that such event constitutes Cause, and the Employee thereafter fails to cure such event (to the extent that such event is curable) within thirty (30) days after receipt of such notice.

(d) Without Cause. The Company may terminate the Employee’s employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.

(e) Voluntary Termination. By not less than thirty (30) days prior written notice to the Chairman, the Employee may voluntarily terminate his employment hereunder.

(f) Notice of Termination. Any termination of the Employee’s employment by the Company during the Term pursuant to paragraphs (b), (c) or (d) of this Section 4 shall be communicated by a Notice of Termination from the Company to the Employee. Any termination of the Employee’s employment by the Employee during the Term pursuant to paragraph (e) of this Section 4 shall be communicated by a Notice of Termination from the Employee to the Company. For purposes of this Employment Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.

(g) Date of Termination. The “Date of Termination” shall, for purposes of this Employment Agreement, mean: (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such thirty (30)-day period, have returned to the performance of his duties on a full-time basis); (iii) if the Employee’s employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination; (iv) if the Employee’s employment is terminated by the Company without Cause, pursuant to Section 4(d) above, the date specified in the Notice of Termination; (v) if the Employee’s employment is terminated voluntarily pursuant to Section 4(e) above, the date specified in the Notice of Termination; and (vi) if the Employee’s employment is terminated by reason of an election by either party not to extend the Term, the last day of the then effective Term.

Provided that, for purposes of the timing of payments triggered by the Date of Termination under Section 5, Date of Termination shall not be considered to have occurred until the date the Employee and the Company reasonably anticipate that (i) the Employee will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (“Code”) (but substituting fifty percent (50%) for eighty percent (80%) in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services the Employee will perform for the Employer Group after that date will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the previous thirty-six (36) months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Employment Agreement are aggregated for purposes of Section 409A of the Code with benefits under any other Employer Group plan or agreement in which the Employee also participates as a director. The Employee will not be treated as having a termination of the Employee’s employment while the Employee is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six (6) months or, if longer, the period during which the Employee has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six (6) months, the Employee’s employment will be considered to terminate on the first day after the end of such six (6)-month period, or on the day after the Employee’s statutory or contractual reemployment right lapses, if later. The Company will determine when the Employee’s Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

5. Compensation upon Termination or During Disability.

(a) Death. If the Employee’s employment shall be terminated by reason of his death during the Term, the Employee shall continue to receive installments of his then current Base Salary until the date of his death and shall receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the date of his death and a pro-rated Incentive Bonus for the current calendar year for the period ending on the date of his death.

(b) Disability. During any period of disability and prior to termination pursuant to Section 4(b) by reason of disability, the Employee shall be compensated as provided in this paragraph (b). During any waiting period prior to receiving short or long-term disability payments, the Employee shall be required to use available PTO. After available PTO is exhausted, the Employee shall, if required by the Company, use such other leave time. Once the Employee has exhausted any available PTO and leave time, the Employee shall continue to be paid the Employee’s then current Base Salary until short-term disability payments to the Employee commence under any plan or program then provided and funded by the Company. If the benefits payable under any such disability plan or program do not provide one hundred percent (100%) replacement of the Employee’s installments of Base Salary during such period, the Employee shall be paid at regular payroll intervals the difference between the periodic installments of the Employee’s then current Base Salary that would have otherwise been payable and the disability benefit paid from such disability plan or program. Upon termination pursuant to Section 4(b) hereof, the above provisions of this paragraph (b) shall no longer apply and the Employee shall be entitled to any earned but unpaid Incentive Bonus for any calendar year ended prior to the date the Employee’s period of disability commenced for the period ending on the date of disability and a prorated Incentive Bonus for the current calendar year for the period commencing on the date of disability and ending on the date of his termination.

(c) Cause. If the Employee’s employment shall be terminated for Cause, the Employee shall continue to receive installments of his then current Base Salary only through the Date of Termination and the Employee shall not be entitled to receive any Incentive Bonus (other than any earned but unpaid Incentive Bonus for any prior calendar year) and shall not be eligible for any severance payment of any nature.

(d) Without Cause. If the Employee’s employment is terminated without Cause, the Employee shall receive an amount equal to two (2) times the sum of (i) his then current Base Salary and (ii) his Target Incentive Bonus, which amount shall be payable in equal monthly installments during the period commencing on the date specified in Section 5(i) below and ending two (2) years following the Date of Termination. The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination. Additionally, if the Employee elects continuation health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay for such health insurance coverage at the same rate as it pays for health insurance coverage for its active employees (with the Employee required to pay for any employee-paid portion of such coverage) for eighteen (18) months following the Date of Termination (the “COBRA Subsidy”), provided that the COBRA Subsidy will terminate if and when the Employee becomes eligible for health insurance coverage from a new employer. Notwithstanding the foregoing, if the Company’s provision of the COBRA Subsidy would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform the COBRA Subsidy in a manner as is necessary to comply with the PPACA and the Code. Nothing herein provided, however, shall be construed to extend the period of time over which COBRA continuation coverage otherwise may be provided to the Employee and/or his dependents.

(e) Expiration of Term. If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of the Employee’s election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and shall also be entitled to receive any earned but unpaid Incentive Bonus for the last calendar year of the Term. If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of the Company’s election not to extend the Term, the Employee shall receive (i) an amount equal to twice his then current Base Salary which amount shall be payable in equal monthly installments during the period commencing on the date specified in Section 5(i) below and ending two (2) years following the Date of Termination, (ii) any earned but unpaid Incentive Bonus for last calendar year of the Term and (iii) the COBRA Subsidy.

(f) Voluntary Termination for Good Reason. If the Employee shall voluntarily terminate his employment hereunder for Good Reason (as defined below), the Employee shall receive an amount equal to two (2) times the sum of (i) his then current Base Salary and (ii) his Target Incentive Bonus, which amount shall be payable in equal monthly installments during the period commencing on the date specified in Section 5(i) below and ending two (2) years following the Date of Termination. The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination, a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination and, subject to the terms set forth in Section 5(d) above, the COBRA Subsidy. “Good Reason” means: (i) the assignment to the Employee of any duties inconsistent with his status as President and Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons, in all such cases without the prior written consent of the Employee, which assignment, alteration or transfer is not rescinded within such thirty (30)-day period after such written notice; (ii) the failure by the Company to pay or provide to the Employee, within thirty (30) days of a written demand for the same, any amount of compensation or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy and which is then unpaid; (iii) a requirement, without the Employee’s consent, to move the Employee’s principal office location more than fifty (50) miles from the location of the Company’s executive offices as of the Commencement Date; (iv) the adjustment of the Base Salary to an amount lower than was in effect immediately prior to such adjustment (other than pursuant to an across-the-board reduction applicable to all similarly situated executives); (v) the Board requests that the Employee take any action or omit to take any action, which action or omission the Employee reasonably believes in good faith is a violation of any law or binding governmental regulation; provided that the Employee notifies the Board of his objection prior to such action or omission; or (vi) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein. Notwithstanding the foregoing, the Employee must provide the Company thirty (30) days’ prior written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days following the initial existence of such condition. During such thirty (30)-day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Employee’s termination will be effective upon the sixtieth (60th) day following the date the Employee provided written notice to the Company, unless otherwise agreed by the Employee and the Company.

(g) Voluntary Termination Other Than for Good Reason. If the Employee shall voluntarily terminate his employment hereunder for other than Good Reason, the Employee shall continue to receive installments of his then current Base Salary until the

Date of Termination and the Employee shall not be entitled to receive any then unpaid Incentive Bonus (other than any earned but unpaid Incentive Bonus for any calendar year ending prior to the date the Employee gives Notice of Termination) and shall not be entitled to any severance payment of any nature.

(h) No Further Obligations after Payment. After all payments, if any, have been made to the Employee pursuant to the applicable provisions of paragraphs (a) through (g) of this Section 5, the Company shall have no further obligations to the Employee under this Employment Agreement other than the provision of any employee benefit plan required to be continued under applicable law or by its terms.

(i) Release Requirement. Notwithstanding anything in paragraphs (d), (e) or (f) to the contrary, the Employee shall be entitled to receive the severance, any earned but unpaid Incentive Bonus from the prior calendar year and pro-rated Incentive Bonus payments described in such paragraphs, if and as applicable, only if the Employee signs an agreement acceptable to the Company that (i) waives any rights he may otherwise have against the Company and its affiliates, (ii) releases the Company and its affiliates from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (iii) contains certain other obligations which shall be set forth at the time of the termination. The Employee must sign and tender the release as described above not later than sixty (60) days following the Date of Termination, or such earlier date as required by the Company and if the Employee fails or refuses to do so, or if the Employee revokes the release within any applicable revocation period, the Employee shall forfeit the right to such severance and pro-rated Incentive Bonus payments as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Code, they shall begin on the first pay period following the date that is sixty (60) days after the Date of Termination. If the severance payments are not otherwise subject to Section 409A of the Code, they shall begin on the first pay period after the release becomes effective. The initial salary continuation payment shall include any unpaid salary continuation payments from the date the Date of Termination, subject to the Employee’s executing and tendering the release on the terms as set forth above.

(j) Payment of Incentive Bonus. If the Employee will be paid an earned but unpaid Incentive Bonus for any calendar year ending prior to his Date of Termination under the above provisions of this Section 5, the Incentive Bonus for the prior calendar year will be paid at the normal time as paid to employees whose employment has not terminated. If the Employee is due a pro-rated Incentive Bonus for the calendar year in which the Employee’s Date of Termination occurs, the pro-rated Incentive Bonus for the year of the Date of Termination shall be paid in the calendar year after year the Date of Termination occurs, and at the normal payment timing for Incentive Bonus payments (or, if later, following the effectiveness of the release described in Section 5(i) above), and such pro-rated Incentive Bonus shall be based on whether the actual performance measures for such Incentive Bonus period were met at the normal time for measuring such performance measures.

6. Duties Upon Termination. Upon the termination of the Employee’s employment hereunder for any reason whatsoever (including but not limited to the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof), the Employee shall promptly (a) comply with his obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) except as provided below, return to the Company any property of the Company or its subsidiaries then in the Employee’s possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(i) hereof) of the Company. The Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company. Notwithstanding the foregoing, upon termination of employment for any reason other than “Cause,” the Employee shall be allowed to keep the laptop and tablet that he was using at termination, and the Employee shall thereafter be the owner of such devices. The Company shall be entitled to recover and wipe data related to the Employee’s employment with the Company from such devices prior to transferring them to the Employee.

7. Restrictive Covenants.

(a) Acknowledgments. The Employee acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the “Company Group”) and allows him access to Confidential Information, (ii) the Company has provided the Employee with a unique opportunity as President and Chief Executive Officer of the Company, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of the Employee’s employment hereunder, (iv) the Company Group would sustain great and irreparable loss and damage if the Employee were to breach any of such covenants, (v) the Company Group conducts and is aggressively pursuing the conduct of its business actively in and throughout the entire Territory (as defined in paragraph (d)(vi) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Company Group is conducted throughout such geographical area, the Company Group is aggressively pursuing expansion and new operations throughout such geographic area and the Company Group requires the entire Territory for profitable operations.

(b) Confidentiality and Non-disparagement Covenants. Having acknowledged the foregoing, the Employee covenants that, (i) commencing on the Commencement Date without limitation as to time, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person (as defined in paragraph (d)(iv) of this Section 7), except as may be necessary in the performance of his duties hereunder, any Confidential Information, and (ii) commencing on the Commencement Date without limitation as to time, he will not disparage or comment negatively about any member of the Company Group, or their respective officers, directors, employees, policies or practices, and he will not discourage anyone from doing business with any of the Company Group and will not encourage anyone to withdraw their employment with any of the Company Group. Notwithstanding anything herein to the contrary, the Employee is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information or a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Employee is further notified that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s Confidential Information to his attorney and use the Confidential Information in the court proceeding if the Company (x) files any document containing the Confidential Information under seal; and (y) does not disclose the Confidential Information, except pursuant to court order. Further, notwithstanding anything in this Employment Agreement to the contrary, nothing contained herein prohibits the Employee from reporting, without the prior authorization of the Company and without notifying the Company, possible violations of federal law or regulation to the United States Securities and Exchange Commission, the United States Department of Justice, the United States Congress or other governmental agency having apparent supervisory authority over the business of the Company, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Company agrees that commencing on the Commencement Date and ending on the date that is the three year anniversary of the termination of the Employee’s employment with the Company, the Company Group’s directors and executive officers will not make any disparaging comments concerning any aspect of the Employee’s relationship with the Company Group or any conduct or events which precipitated any termination of the Employee’s employment from any member of the Company Group, provided the foregoing shall not be violated by statements internal to the Company Group that are made in the good faith belief that such statements are necessary or appropriate to make in connection with the operation of the business of the Company. The obligations in this Section 7(b) shall not prevent the Employee, the Company or any of the Company Group’s directors and executive officers from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any governmental inquiry, investigation or other proceeding.

(c) Covenants. Having acknowledged the statements in Section 7(a) hereof, the Employee covenants and agrees with the Company Group that he will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of twenty-four (24) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to himself or any other Person, or induce any business or services (substantially similar in nature to the Business) of, any Person who is an employee or an agent of any of the Company Group; provided, however, that the foregoing shall not restrict the Employee or any other Person from conducting general solicitations or advertisement not directed specifically at employees of the Company Group, or from employing any employee who responds to any such general solicitation or advertisement; (ii) encourage, solicit or induce, or in any manner attempting to encourage, solicit or induce, to the detriment of the Company Group, any business or services of any Person who is a current or prospective client, customer, licensee, supplier or other business relation of the Company Group, or any such relation who was a client, customer, licensee or other business relation at any time during the last twelve (12) months of the Employee’s employment hereunder, or (iii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in a business that is Competitive with the Business of the Company Group within the Territory. The Employee further agrees that from the Commencement Date until the Date of Termination, he will not undertake any planning for or organization of any business activity that is substantially similar to, and would be Competitive with, the Business.

(d) Definitions. For purposes of this Employment Agreement:

(i) “Business” of the Company Group shall mean (a) the provision or distribution of pharmaceutical products and services to skilled nursing homes, assisted living facilities, group homes, drug treatment centers and other institutional settings; (b) the provision or distribution of pharmaceutical products and services for infusion in the home setting; (c) the provision or distribution of pharmaceutical products and services in the specialty pharmacy market; (d) the provision of training or job placement services as provided in the Company Group’s Workforce Services and Youth Services segments, youth treatment or services; (e) home care services to the elderly; (f) services to persons with mental retardation and other developmental disabilities, including, but not limited to, persons who have been dually diagnosed, services to persons with acquired brain injuries and pharmacy-related services or products with respect to individuals who are receiving support or services from the Company Group or other similar providers; (g) the provision of management and/or consulting services to third parties related to the above clauses (a) through (f); and (h) any other material business activity undertaken by the Company Group during the Term; provided, that clauses (a) through (c) are not intended to, and do not, include any manufacturer or other maker of goods and products that is engaged solely in the business of manufacturing or making pharmaceutical or medical devices.

(ii) “Competitive” shall mean a business that is primarily engaged in the provision of the same services as the Business.

(iii) “Confidential Information” shall mean any business information relating to the Company Group or to the Business (whether or not constituting a trade secret), which has been or is treated by the Company Group as proprietary and confidential and which is not generally known or ascertainable through proper means. Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is treated by the Company Group as proprietary and confidential, Confidential Information shall include the following information regarding any member of the Company Group:

(1) any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how” or trade secrets;

(2) customer lists and information relating to (i) any client of any member of the Company Group or (ii) any client of the operations of any other Person for which operations any member of the Company Group provides management services;

(3) supplier lists, pricing policies, consulting contracts and competitive bid information;

(4) records, compliance and/or operational methods and Company policies and procedures, including manuals and forms;

(5) marketing data, plans and strategies;

(6) business acquisition, development, expansion or capital investment plan or activities;

(7) software and any other confidential technical programs;

(8) personnel information, employee payroll and benefits data;

(9) accounts receivable and accounts payable;

(10) other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

(11) correspondence and communications with outside parties.

(iv) “Person” shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

(v) “Termination of the Employee’s employment” shall include, for purposes of this Section 7, any termination pursuant to paragraphs (b), (c) and (d) of Section 4 hereof, the termination of the Employee’s employment by reason of the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof or the voluntary termination of the Employee’s employment pursuant to paragraph 4(e) of Section 4 hereof.

(vi) “Territory” shall mean the fifty (50) states of the United States, the United States Virgin Islands, Puerto Rico and all of the Provinces of Canada.

(e) Inventions.

(i) The Employee recognizes and agrees that any and all (1) patents, patent applications, patent disclosures and inventions, as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (2) copyrights, including copyrights in computer software and mask works and copyrightable designs; (3) trademarks, trademark applications, service marks, service mark applications, trade dress, trade names and corporate names; (4) trade secrets, confidential information, processes, discoveries, enhancements, know-how and ideas; (5) software, source and object code, documentation, guides, manuals, instructions, specifications, catalogues, prints, business applications, plans, writings, data, reports, presentations, analysis, proposals, information, flow charts, file formats, drawings, diagrams, materials and any and all other work product; (6) Internet domain names, Internet protocol addresses and uniform resource locators; (7) registrations, issuances, filings and applications for any and all of the foregoing; (8) developments, enhancements, improvements to, and derivative works of, any or all of the foregoing; (9) intellectual property and proprietary rights on any or all of the foregoing; and (10) tangible embodiments of any or all the foregoing made, conceived, or completed by the Employee, alone or with others, during the Employee’s employment with the Company, whether or not during working hours, that are within the scope of the Company Group’s business operations or that relate to the Company Group’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the term of his employment) (the “Inventions”), are the sole and exclusive property of the Company. The Employee (1) shall promptly disclose all Inventions to the Company; (2) hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (3) agrees that all of the Inventions eligible under the copyright laws are “works made for hire.” If and to the extent any of the Inventions may not be deemed “works made for hire,” the Employee hereby unconditionally and irrevocably assigns to the Company all right, title and interest in and to the Inventions, to the fullest extent permitted by law. The Employee waives any and all moral rights in the Inventions to which the Employee is now or may at any future time be entitled under applicable law and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Inventions or other materials infringes the Employee’s moral rights.

(ii) In the event that ownership in and to any Inventions does not automatically vest in the Company, the Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments, without further consideration and free from any claim, lien or retention of rights. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agents and attorneys-in-fact to act for and on the Employee’s behalf and instead of the Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Employee, and the Employee acknowledges that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. Notwithstanding the foregoing, the Company hereby notifies the Employee that the provisions of this paragraph (e) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company Group was used and which were developed entirely on the Employee’s own time, unless (A) the Invention relates (I) to the business of the Company Group, or (II) to actual or demonstrably anticipated research or development of the Company Group or (B) the Invention results from any work performed by the Employee for the Company Group.

(f) Injunctive Relief; Invalidity of Any Provision. The Employee acknowledges that his breach of any covenant contained in this Section 7 will result in irreparable injury to the Company Group and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, the Employee agrees and consents that each member of the Company Group, in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the Employee of any covenant contained in this Section 7 and no bond or other security shall be required in connection therewith. If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

(g) Advice to Future Employers. If the Employee, in the future, seeks or is offered employment by any other Person, he shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

8. Entire Agreement; Modification; Waiver. This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including the Prior Agreement. No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than as provided in the next to last sentence of Section 7(f) hereof). No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

9. Successors and Assigns; Assignment. This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Employment Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by him.

10. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

To the Company:

Phoenix Parent Holdings Inc.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Max Lin

Facsimile:

Email:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Rubinsky, Esq.

Facsimile:

Email:

To the Employee:

At the last address on file with the Company.

With a copy (which shall not constitute notice) to:

Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110

Attention: Gene T. Barton, Jr., Esq.

Facsimile:

Email:

11. Indemnification and D&O Coverage. During the Term and thereafter, the Company agrees to indemnify and hold the Employee harmless (including the advancement of legal fees), to the maximum extent permitted by Delaware law, against any and all claims, damages, judgments, costs, liabilities, fines, losses and expenses (including reasonable attorneys’ fees) incurred by the Employee or to which the Employee is subject as a result of any claim, investigation or proceeding, or threatened claim, investigation or proceeding, that arises out of, relates to, or to which the Employee is otherwise subject by reason of, the Employee’s service or position as an officer, director or employee, as the case may be, of the Company, other than matters related to the Employee’s willful misconduct, including in connection with services prior to commencement of services under this Employment Agreement. During the Term and thereafter while liability continues to exist with regard to actions or inactions during the Term, the Company shall also provide the Employee with coverage under directors’ and officers’ liability policies to the same extent as it is provided to other current or former officers and directors. Following the Commencement Date, the Company will maintain the coverage under the directors’ and officers’ liability policies set forth in the Merger Agreement.

12. Execution in Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

13. Further Assurances. The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.

14. Severability of Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

15. Governing Law; Jurisdiction; Venue. This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky. The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.

16. Tense; Captions. In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.

17. Survival. The provisions of Sections 5, 6 and 7 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.

18. Six Month Delay. Notwithstanding anything herein to the contrary, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on the Employee’s Date of Termination, any severance payment that is deferred compensation under Section 409A of the Code shall not begin to be paid until six (6) months after the Employee’s Date of Termination. The Company shall determine, consistent with any guidance issued under Section 409A of the Code, the portion of severance payments that are required to be delayed, if any. The payment of the severance benefits to be made hereunder, if any, shall be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii).

19. 409A Compliance.

(a) Intent. The Employee and the Company agree and confirm that this Employment Agreement is intended by both parties to provide for compensation that is either exempt from or compliant with Section 409A of the Code. This Employment Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. The Employee is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein. This Employment Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Section 409A of the Code.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Employment Agreement, in-kind benefits and reimbursements provided under this Employment Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Employment Agreement, reimbursement requests must be timely submitted by the Employee and, if timely submitted, reimbursement payments shall be promptly made to the Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph (b) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

[Remainder of page intentionally blank. Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates set forth below.

PHOENIX PARENT HOLDINGS INC.

Date:	10/28/19	By:	/s/ Steven S. Reed
Name: Steven S. Reed
Title: Vice President / Secretary

Date:	10/25/19	By:	/s/ Jon B. Rousseau
Name: Jon B. Rousseau

[Signature Page – Employment Agreement (Rousseau)]